Exhibit 99.2

P.O. Box 25099  ☐   Richmond, VA 23260  ☐  Phone: (804) 359-9311  ☐  Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces 14% Increase in Third Quarter Earnings per Share

Richmond, VA, February 5, 2009 / PRNEWSWIRE

FISCAL YEAR 2009 THIRD QUARTER HIGHLIGHTS

Diluted earnings per share up 14% to $1.78 compared to $1.56 last year.

Revenues up 22% to $699 million on higher volumes from larger crops and higher green tobacco costs.

Operating income down $2 million to $77 million due to currency remeasurement losses as the U.S. dollar strengthened.

FISCAL YEAR 2009 NINE-MONTH HIGHLIGHTS

Diluted earnings per share up 12%, to $3.78 per share versus $3.37 per share last year.

Revenues up 19% to $2.0 billion.

Operating income up slightly to $187 million.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported a 14% increase in earnings per diluted share to $1.78 for the Company’s third fiscal quarter, which ended on December 31, 2008. These results represented net income of $53.1 million compared to $50.8 million, or $1.56 per diluted share, last year. The quarter reflected very strong operations in all of the Company’s reported segments, especially in flue-cured and burley operations where shipments of larger African crops and good performance by the North American group had a significant effect. The performance of those operations was offset by the negative effects of currency remeasurement related to Brazilian net monetary assets that reduced operating income by $20 million. Revenues increased by 22% to $699 million, primarily due to increased costs of green tobacco that were passed through in sales prices, as well as to increased volumes after the very small African crops last year. Similar factors affected the nine-month results. In addition, the Company benefited from lower effective tax rates. Net income for the first three quarters of the fiscal year was $116.0 million, or $3.78 per diluted share, up from $109.3 million, or $3.37 per diluted share, reported last year. Revenues increased by 19% during the nine-month period.

Mr. Freeman stated, “We are pleased with our operations so far this year. It was gratifying to see the recovery of our African operations. African results improved due to higher volumes as well as efficiencies and strong teamwork. But the continued devaluation of the Brazilian currency has again adversely affected our results because of our balance sheet exposure there. Part of that exposure is related to farmer receivables that will be collected upon delivery of the current crop, and it reflects the higher cost of the local currency when fertilizer and seeds were provided to the farmers. The agricultural materials were purchased in the spring in the midst of the overheated commodity markets and when the local Brazilian currency was 30 – 40% stronger than it is today. The regions have delivered operating improvements as a result of hard work and careful attention to costs.

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Universal Corporation

“Tobacco competes with commodity crops for acreage, and world markets for commodity products have changed a great deal during the fiscal year. Early in the year, the cost of green tobacco escalated as all areas worked to ensure sustainability of supply in the face of competing crops. The market situation for fiscal year 2010 is likely to be very different. We saw a much needed recovery in burley volumes in Africa this year, but signs are pointing to an extremely large burley crop there next year, which is likely to move worldwide markets to oversupply. Flue-cured tobacco markets are expected to remain mostly balanced. We continue to work to maintain future production of the type of quality tobacco that our customers require.

“Notwithstanding the 12% increase in earnings per share this year, we have not been immune to the effects of the financial chaos in world markets. Remeasurement losses related to the rapid and severe weakening of the local Brazilian currency reduced our earnings per share by $0.91. The value of our pension assets was also reduced by the general market decline, and we expect to provide between $10 million and $20 million in additional funding to our qualified defined benefit plan. But our business is healthy, and our balance sheet is strong. We have prudently managed the cash inflow from the sale of our non-tobacco businesses two years ago. We continue to work on cost control measures. We have passed the peak working capital requirement period during the year, and we believe that our financial resources are adequate to meet our needs.”

FLUE-CURED AND BURLEY OPERATIONS:

The flue-cured and burley operations posted a very strong quarter as operating income increased by 3%, to about $73.6 million, and revenues increased by 27%. North America’s revenues and operating income were above last year’s numbers primarily because of increased sales of current crop tobacco in the United States, partly due to earlier shipments this year. Results in North America also benefited from increased trading activities. Operating income for the Other Regions segment decreased slightly for the quarter despite improved operations in Africa and volume increases from larger burley crops there. The segment’s performance was hurt by lower results from the Company’s South American operations due to currency remeasurement losses in Brazil, where the local currency weakened by approximately 22% during the quarter. Some of the remeasurement losses were attributable to advances to farmers for crop inputs for the upcoming growing season. Crop inputs were more expensive this year due to increased fertilizer prices and the weaker U.S. dollar at the time they were purchased. Although the crop inputs are being used for production of the crop that will be sold next year, the advances to farmers for those inputs are remeasured in U.S. dollars along with all other monetary assets and liabilities each reporting period. As a result, the related remeasurement loss affects operating income this year when the prior crop is being sold. Shipments this quarter from South America were higher than in the prior year, but they continued to be hampered by a flood-related port closure. Results from Europe were lower in the quarter because significant shipments took place earlier in the year, and Asian operations saw lower earnings on lower volumes and a negative comparison from currency changes this year. Revenues for Other Regions increased by 29%, to $483 million, due to volume and price increases. Price increases were primarily related to higher cost leaf.

For the nine months, results for flue-cured and burley operations increased by more than 5%, to nearly $175 million. The improvement was due to stronger performance in North America where cost savings in Canada and increased volumes in the United States boosted income and revenues. The Other Regions segment reflected stronger performance in the African region from higher volumes and from reduced charges and write downs there. Results of European operations were higher as well, primarily related to higher volumes in the region’s tobacco sheet business. South American results were reduced by the effect of the previously mentioned remeasurement losses, which totaled $43 million for the period. The Brazilian currency devalued by about 32% over the nine months, compared to a 15% strengthening last year. Asian results were reduced by their third quarter performance. Revenues for the Other Regions segment were up by 25% to $1.6 billion for the nine months, primarily due to volume increases in Africa and higher prices in several regions related to higher leaf costs.

OTHER TOBACCO OPERATIONS

Results for Other Tobacco Operations declined as earnings from the Special Services group, where sales were accelerated last year, showed an expected decrease related to a shift of business to the origins. That change also caused the 16% decline in segment revenue in the quarter. In addition, results from the oriental tobacco joint venture declined, primarily due to the sale of lower margin styles and grades this year and to currency

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Universal Corporation

remeasurement losses. Earnings of the dark tobacco operations were comparable to last year. For the nine months, segment earnings were 15% lower than the same period last year. The shift in business from Special Services caused the decline, but that effect was partially offset by improved performance in dark tobacco operations and the oriental tobacco joint venture. The latter group saw higher volumes for the nine-month period, the effect of which was partly offset by lower margins and lower currency remeasurement gains this year.

OTHER INFORMATION

Selling, general and administrative expenses, which are included in segment operating results, increased by about $41 million in the quarter and $72 million for the nine months, primarily due to the large currency remeasurement and exchange losses this year. Last year, when the U.S. dollar was weakening against most other world currencies, the Company generated currency-related gains. In contrast, fiscal year 2009 has seen the U.S. dollar dramatically strengthen against most currencies since the first fiscal quarter, producing the opposite effect. Thus, year-to-year comparisons reflect net expense increases of approximately $35 million for the quarter and $68 million for the nine months due to currency effects. Currency fluctuations primarily impacted our operating results in Brazil, the Philippines, Indonesia, and Africa and were mostly caused by local currency receivables from suppliers. The Company has hedged some of its net monetary assets with local borrowings.

Net interest expense increased by $5.4 million in the quarter compared to last year, primarily because of increased cash requirements to fund working capital needs and share repurchases. The Company made substantial progress on its share repurchase program, spending about $110 million to purchase 2.23 million shares during the nine months, bringing program totals, since November 2007, to $128 million and 2.55 million shares. The effective tax rate fell to 26% for the quarter and 30% for the nine months. Those rates were lower than last year’s rate of about 36% for both periods, primarily because management expects to utilize more of the Company’s foreign tax credit carryforwards, which caused the reduction of a valuation allowance for those credits. During the current year quarter, management also reversed a liability for uncertain tax positions because the statute of limitations for the related tax year expired. For the full year, we expect our effective tax rate to be approximately 31%

Additional information

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2008.

At 5:00 p.m. (Eastern Time) on February 5, 2009, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available until February 26, 2009, by dialing (800) 642-1687. The confirmation number to access the replay is 84039948.

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2008, were $2.1 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$699,144	$573,094	$1,991,021	$1,678,641

Costs and expenses
Cost of goods sold	533,176	446,089	1,566,876	1,324,752
Selling, general and administrative expenses	88,556	47,869	237,351	165,545
Restructuring costs	—	—	—	3,304

Operating income	77,412	79,136	186,794	185,040
Equity in pretax earnings of unconsolidated affiliates	5,259	8,477	12,792	7,231
Interest income	195	4,453	1,562	13,317
Interest expense	11,435	10,314	29,214	32,274

Income before income taxes and other items	71,431	81,752	171,934	173,314
Income taxes	18,638	29,204	52,034	62,937
Minority interests, net of income taxes	(291)	1,796	3,923	974

Income from continuing operations	53,084	50,752	115,977	109,403
Loss from discontinued operations, net of income taxes	—	—	—	(145)

Net income	53,084	50,752	115,977	109,258
Dividends on convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)

Earnings available to common shareholders	$49,372	$47,040	$104,840	$98,121

Basic earnings per common share:
From continuing operations	$1.98	$1.72	$4.07	$3.60
From discontinued operations	—	—	—	(0.01)

Net income	$1.98	$1.72	$4.07	$3.59

Diluted earnings per common share:
From continuing operations	$1.78	$1.56	$3.78	$3.38
From discontinued operations	—	—	—	(0.01)

Net income	$1.78	$1.56	$3.78	$3.37

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2008	December 31, 2007	March 31, 2008
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$87,971	$502,277	$186,070
Short-term investments	5,939	—	58,889
Accounts receivable, net	342,595	233,861	231,107
Advances to suppliers, net	153,806	114,897	149,376
Accounts receivable - unconsolidated affiliates	35,234	46,732	43,718
Inventories - at lower of cost or market:
Tobacco	613,597	486,785	602,945
Other	67,000	42,289	42,562
Prepaid income taxes	20,270	8,032	17,696
Deferred income taxes	36,799	19,158	22,737
Other current assets	65,630	58,264	61,960

Total current assets	1,428,841	1,512,295	1,417,060
Property, plant and equipment
Land	15,978	17,061	16,460
Buildings	252,846	250,202	254,737
Machinery and equipment	503,993	515,870	519,695

	772,817	783,133	790,892
Less accumulated depreciation	(453,288)	(442,844)	(456,059)

	319,529	340,289	334,833
Other assets
Goodwill and other intangibles	106,137	104,689	106,647
Investments in unconsolidated affiliates	110,166	114,622	116,185
Deferred income taxes	35,562	66,991	49,632
Other noncurrent assets	97,020	183,948	109,755

	348,885	470,250	382,219

Total assets	$2,097,255	$2,322,834	$2,134,112

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2008	December 30, 2007	March 31, 2008
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$140,677	$139,632	$126,229
Accounts payable and accrued expenses	201,961	173,864	210,354
Accounts payable - unconsolidated affiliates	28,880	8,815	10,343
Customer advances and deposits	27,344	86,099	21,030
Accrued compensation	16,646	15,007	25,484
Income taxes payable	10,087	12,712	8,886
Current portion of long-term obligations	79,500	150,000	—

Total current liabilities	505,095	586,129	402,326

Long-term obligations	333,943	400,644	402,942

Pensions and other postretirement benefits	86,609	98,242	88,278

Other long-term liabilities	66,796	73,322	84,958

Deferred income taxes	54,156	47,881	36,795

Total liabilities	1,046,599	1,206,218	1,015,299

Minority interests	6,861	6,985	3,182

Shareholders’ equity
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (219,999 at December 31, 2007, and March 31, 2008)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 24,987,055 shares issued and outstanding (27,299,524 at December 31, 2007, and 27,162,150 at March 31, 2008)	193,020	198,581	206,436
Retained earnings	688,015	729,548	711,655
Accumulated other comprehensive loss	(50,263)	(31,521)	(15,483)

Total shareholders’ equity	1,043,795	1,109,631	1,115,631

Total liabilities and shareholders’ equity	$2,097,255	$2,322,834	$2,134,112

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Nine Months Ended December 31,
	2008	2007
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income	$115,977	$109,258
Adjustments to reconcile net income to net cash provided (used) by operating activities of continuing operations:
Net loss from discontinued operations	—	145
Depreciation	31,651	31,028
Amortization	736	1,597
Provisions for losses on advances and guaranteed loans to suppliers	14,427	12,218
Remeasurement loss (gain), net	42,432	(13,187)
Restructuring costs	—	3,304
Other, net	31,248	29,677
Changes in operating assets and liabilities, net	(243,274)	28,988

Net cash provided (used) by operating activities of continuing operations	(6,803)	203,028

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property, plant and equipment	(28,900)	(18,355)
Purchases of short-term investments	(9,658)	—
Maturities and sales of short-term investments	62,833	—
Proceeds from sale of business, less cash of business sold	—	26,556
Proceeds from sale of property, plant and equipment, and other	14,530	15,964
Deposit to escrow account	—	(32,098)

Net cash provided (used) by investing activities of continuing operations	38,805	(7,933)

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Issuance (repayment) of short-term debt, net	28,288	(2,559)
Repayment of long-term debt	—	(14,000)
Issuance of common stock	37	16,131
Repurchase of common stock	(111,073)	(4,084)
Dividends paid on convertible perpetual preferred stock	(11,137)	(11,137)
Dividends paid on common stock	(34,623)	(36,422)
Other	(104)	(907)

Net cash used by financing activities of continuing operations	(128,612)	(52,978)

Net cash provided (used) by continuing operations	(96,610)	142,117

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	—	6,495
Net cash used by investing activities of discontinued operations	—	(17)
Net cash used by financing activities of discontinued operations	—	(4,957)

Net cash provided by discontinued operations	—	1,521

Effect of exchange rate changes on cash	(1,489)	164

Net increase (decrease) in cash and cash equivalents	(98,099)	143,802
Cash and cash equivalents of continuing operations at beginning of year	186,070	358,236
Cash and cash equivalents of discontinued operations at beginning of year	—	239
Less: Cash and cash equivalents of discontinued operations at end of period	—	—

Cash and cash equivalents at end of period	$87,971	$502,277

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is one of the world’s leading leaf tobacco merchants and processors. The Company previously had non-tobacco operations, but sold most of them in fiscal year 2007. The remaining non-tobacco businesses, or the assets of those businesses, were sold during fiscal year 2008. Those operations are reported as discontinued operations for all periods in the Company’s financial statements.

Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This document should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At December 31, 2008, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $133 million. About 70% of these guarantees expire within one year, and all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to third-party banks could result in a liability for the subsidiary under the related guarantee; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount including unpaid accrued interest, or $133 million ($205 million as of December 31, 2007, and $218 million at March 31, 2008). The accrual recorded for the fair value of the guarantees was approximately $10 million and $11 million at December 31, 2008 and 2007, respectively, and approximately $13 million at March 31, 2008. In addition to these guarantees, the Company has other contingent liabilities totaling approximately $56 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectations, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Universal Corporation

NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2008	2007	2008	2007
Basic Earnings Per Share
Numerator for basic earnings per share
From continuing operations:
Income from continuing operations	$53,084	$50,752	$115,977	$109,403
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)

Earnings available to common shareholders from continuing operations	49,372	47,040	104,840	98,266

From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	—	—	—	(145)

Net income available to common shareholders	$49,372	$47,040	$104,840	$98,121

Denominator for basic earnings per share
Weighted average shares outstanding	24,989	27,357	25,759	27,285

Basic earnings per share:
From continuing operations	$1.98	$1.72	$4.07	$3.60
From discontinued operations	—	—	—	(0.01)

Net income per share	$1.98	$1.72	$4.07	$3.59

Diluted Earnings Per Share
Numerator for diluted earnings per share
From continuing operations:
Earnings available to common shareholders from continuing operations	$49,372	$47,040	$104,840	$98,266
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,712	3,712	11,137	11,137

Earnings available to common shareholders from continuing operations for calculation of diluted earnings per share	53,084	50,752	115,977	109,403

From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	—	—	—	(145)

Net income available to common shareholders	$53,084	$50,752	$115,977	$109,258

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,989	27,357	25,759	27,285
Effect of dilutive securities (if conversion or exercise assumed) Convertible perpetual preferred stock	4,719	4,711	4,717	4,710
Employee share-based awards	142	373	196	385

Denominator for diluted earnings per share	29,850	32,441	30,672	32,380

Diluted earnings per share:
From continuing operations	$1.78	$1.56	$3.78	$3.38
From discontinued operations	—	—	—	(0.01)

Net income per share	$1.78	$1.56	$3.78	$3.37

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Universal Corporation

NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2008	2007	2008	2007
SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$160,979	$133,319	$264,272	$222,004
Other regions (1)	482,538	373,670	1,570,299	1,258,781

Subtotal	643,517	506,989	1,834,571	1,480,785
Other tobacco operations (2)	55,627	66,105	156,450	197,856

Consolidated sales and other operating revenues	$699,144	$573,094	$1,991,021	$1,678,641

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$23,894	$19,395	$27,218	$18,364
Other regions (1)	49,747	52,016	147,385	147,928

Subtotal	73,641	71,411	174,603	166,292
Other tobacco operations (2)	9,030	16,202	24,983	29,283

Segment operating income	82,671	87,613	199,586	195,575
Less:
Equity in pretax earnings of unconsolidated affiliates (3)	5,259	8,477	12,792	7,231
Restructuring costs (4)	—	—	—	3,304

Consolidated operating income	$77,412	$79,136	$186,794	$185,040

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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